As filed with the Securities and Exchange Commission on November 8, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4703316 (I.R.S. Employer Identification No.)
135 North Los Robles Ave., 7th Floor, Pasadena, California 91101 (Address of principal executive offices) (Zip Code)

1
East West Bank Deferred Compensation Plan
(Full title of the plan)

1
Lisa L. Kim
Executive Vice President, General Counsel and Corporate Secretary
East West Bancorp, Inc.
135 North Los Robles Ave., 7th Floor
Pasadena, California 91101
(Name and address of agent for service)
(626) 768-6000
(Telephone number, including area code, of agent for service)

111
Copies to:
Frank M. Conner III
Matthew C. Franker
Michael P. Reed
Covington & Burling LLP
One CityCenter
850 Tenth Street, N.W.
Washington, D.C. 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by East West Bancorp, Inc. (the “Company”) for the purpose of registering $50,000,000 of deferred compensation obligations relating to the East West Bank Deferred Compensation Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. The Company will deliver the documents containing the information specified in Part I to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). Our filings with the SEC are available on the SEC’s website at www.sec.gov and on our website at www.eastwestbank.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information on our website is not incorporated by reference herein, and is not a part of this prospectus, any prospectus supplement or our other filings with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we subsequently file with the SEC will automatically update and supersede this information. The following documents previously filed with the SEC (File No. 000-24939) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024;
•the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 9, 2024, August 8, 2024 and November 8, 2024, respectively;
•the Company’s Current Reports on Form 8-K, filed with the SEC on April 11, 2024 and May 28, 2024; and
•the description of the Company’s common stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020, together with any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein will be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Under the Plan, the Company provides certain executive officers and highly compensated individuals of the Company (each, a “Participant”) with the opportunity to defer a specified percentage of their compensation, including base salary, bonuses and commissions, until a later date. The securities being registered pursuant to this Registration Statement represent unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. The total amount of such obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their compensation.

Under the Plan, Participants may make annual irrevocable elections to defer a specified portion of their compensation. The Company will credit an amount equal to the compensation deferred by a Participant to that Participant’s account under the Plan. Account balances will be credited with earnings and losses based on the performance of investment funds selected by the Participant from a list of funds designated by administrators of the Plan. In addition to amounts that a Participant elects to defer under the Plan, the Company may also elect to make contributions to the Plan on behalf of any Participant.

The Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants. The Company does not guarantee the performance of any of the investment options available to Participants under the Plan, nor does it guarantee any minimum return or payments to any Participant, which may be more or less than the amount of compensation that a Participant elected to defer. The benefits paid under the Plan will be paid from the general assets of the Company, and Participants and their beneficiaries, heirs or successors will be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations. It is the intention of the Company that the Plan be unfunded for federal tax purposes.

The Company reserves the right to amend or terminate the Plan at any time. No amendment will decrease the value of a Participant’s vested account balance in existence at the time the amendment is made. In the event of a Plan termination, no new deferral elections will be permitted for the affected Participants and such Participants will no longer be eligible to receive new contributions of the Company. However, after the Plan termination the account balances of such Participants will continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with certain federal tax requirements, and additional amounts will continue to be credited or debited to such Participants’ account balances pursuant to the Plan. Subject to the Company’s ability to terminate the Plan, the duration of the Plan is indefinite.

The foregoing is not a complete description of the deferred compensation obligations relating to the Plan and is qualified in its entirety by reference to the terms of the Plan document.
Item 5.     Interests of Named Experts and Counsel.

The validity of the securities to be issued under the Plan and offered hereby will be passed upon for the Company by Lisa L. Kim, the Executive Vice President, General Counsel and Corporate Secretary of the Company. As of the date of this Registration Statement, Ms. Kim owns or has the rights to acquire an aggregate of less than 1% of the outstanding shares of common stock of the Company.
Item 6.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to Section 145 is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Further, under Section 102(b)(7) of the DGCL, a corporation may relieve its directors and officers from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors or officers except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or knowing violation of law, (iii) for directors, for willful or negligent violation of certain provisions of the DGCL imposing certain requirements with respect to stock purchases, redemptions and dividends, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for officers, for any action by or in the right of the corporation.

Our Certificate of Incorporation and Amended and Restated Bylaws, provide, in effect, that to the fullest extent authorized by the DGCL, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was our director or executive officer or serves or served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Certificate of Incorporation relieves our directors from monetary damages to us or our stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL.
Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1*
Certificate of Incorporation of the Registrant [Incorporated by reference to Exhibit 3(i) from Registrant’s Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605).]

4.1.1*
Certificate of Amendment to Certificate of Incorporation of the Registrant [Incorporated by reference to Exhibit (3)(i).1 from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 28, 2003 (File No. 000-24939).]

4.1.2*
Amendment to Certificate of Incorporation to Increase Authorized Shares of the Registrant [Incorporated by reference from Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005 (File No. 000-24939).]

4.1.3*
Certificate of Amendment to Certificate of Incorporation of the Registrant [Incorporated by reference to Exhibit A from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 23, 2008 (File No. 000-24939).]

4.2*
Amended and Restated Bylaws of the Registrant dated March 14, 2023 [Incorporated by reference to Exhibit 3.1 from Registrant’s Current Report on Form 8-K filed with the Commission on March 17, 2023 (File No. 000-24939).]

4.3*
Specimen Common Stock Certificate of Registrant [Incorporated by reference to Exhibit 4.1 from Registrant’s Registration Statement on Form S-4/A filed with the Commission on November 5, 1998 (File No. 333-63605).]

4.4	East West Bank Deferred Compensation Plan
5.1	Opinion of Lisa L. Kim, Executive Vice President, General Counsel and Corporate Secretary.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Lisa L. Kim, Executive Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table

*	Incorporated by reference

Item 9.    Undertakings.

(a)The undersigned Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 8th day of November, 2024.

EAST WEST BANCORP, INC.

By:	/s/ Lisa L. Kim
Lisa L. Kim
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each of the directors and/or officers of East West Bancorp, Inc. whose signature appears below hereby constitutes and appoints Lisa L. Kim and Louisa Wang, and each of them as his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to this Registration Statement (including post-effective amendments), and cause the same to be filed with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dominic Ng	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2024
Dominic Ng
/s/ Christopher J. Del Moral-Niles	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2024
Christopher J. Del Moral-Niles
/s/ Manuel P. Alvarez	Director	November 8, 2024
Manuel P. Alvarez
/s/ Molly C. Campbell	Director	November 8, 2024
Molly C. Campbell
/s/ Archana Deskus	Director	November 8, 2024
Archana Deskus
/s/ Serge Dumont	Director	November 8, 2024
Serge Dumont
/s/ Rudolph I. Estrada	Director	November 8, 2024
Rudolph I. Estrada
/s/ Mark Hutchins	Director	November 8, 2024
Mark Hutchins
/s/ Paul H. Irving	Director	November 8, 2024
Paul H. Irving
/s/ Sabrina Kay	Director	November 8, 2024
Sabrina Kay
/s/ Jack C. Liu	Director	November 8, 2024
Jack C. Liu
/s/ Lester M. Sussman	Director	November 8, 2024
Lester M. Sussman